Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION

REPORTS AUDITED 2008 RESULTS

CHICAGO, April 21 — Continental Materials Corporation (AMEX; CUO) today reported a net loss of $40,000, three cents per diluted share for the 2008 fiscal year on sales of $157,881,000. For the 2007 fiscal year the company reported a net loss of $563,000, 35 cents per diluted share on sales of $168,429,000.

The decrease in sales for 2008 was primarily due to the decreased level of construction along the Front Range of Colorado. Sales in the Concrete, Aggregates and Construction Supplies segment declined $13,443,000 or 14.9% while Door segment sales declined $3,651,000 or 19.2%. The lower sales in the company’s door business also reflect the slowdown in construction. Also in 2007 revenues were easily at a record high level for our door business. Sales in the Heating and Cooling segment increased $6,020,000 or 16.7% due to an increase in fan coil sales, which was the result of higher volume and prices. Fan coil volume increased due in part to a large hotel job in Las Vegas. Price increases for all products were instituted to recover increases in material costs, particularly steel and copper, that were encountered both in 2007 and 2008.

Operating income in 2008 was $938,000 including gains of $1,947,000 on the sale of a portion of our sand property in Colorado Springs and $344,000 from the sale of a small aggregates operation. Operating income in 2008 was reduced by $784,000 for an impairment charge related to the long-lived assets of Rocky Mountain Ready Mix, the company’s ready mix concrete operation in Denver. Operating income in 2007 included a $725,000 insurance recovery related to floods that occurred in 2006 that temporarily interrupted production at two of our aggregates operations along the Arkansas River.

Operating income after adjusting for the gains, the impairment charge and the insurance recovery increased by $710,000 in 2008 in spite of the lower sales volume. This improvement reflects improved profit margins in our HVAC businesses resulting from a decrease in workers’ compensation claims and the higher selling prices. Profit margins in the Concrete, Aggregates and Construction Supplies segment declined in 2008 due principally to the lower volume. Higher fuel costs also were a contributing factor to the diminished margins, especially during the first nine months of the year.

Other income was lower in 2008 compared to 2007 due to $340,000 received during 2007 which included $230,000 from the sale of stock received from the demutualization of an insurance company that provides life insurance benefits to our employees.

Operating income in the fourth quarter of 2008 was $1,474,000 compared to a loss of $1,999,000 in 2007. Operating income in the fourth quarter of 2008 included the $1,947,000 gain on the sale of the Colorado Springs sand property and the $784,000 impairment charge related to the Rocky Mountain Ready Mix assets. Excluding the land sale gain and the impairment charge, operating income in the fourth quarter of 2008 was $311,000 compared to a loss of $1,999,000 in the prior year’s fourth quarter. Improved profit margins in the company’s HVAC businesses and a higher level of evaporative cooler sales and production contributed to the better operating results. Also in the fourth quarter of 2007, the company incurred expenses associated with its initial preparation to comply with the internal control documentation requirements of the Sarbanes Oxley Act.

The company’s income tax credit or provision reflects the effects of percentage depletion deductions, state income tax credits, deferred tax asset adjustments and other items. Such items have a significant impact on the effective income tax rate particularly when, as in 2008, the income or loss before income tax is near break-even.

FORWARD-LOOKING STATEMENTS— Statements in this document that do not relate strictly to historical or current facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this press release, words such as “anticipates,” “believes,” “contemplates,” “estimates,” “expects,” “plans,” “projects,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of factors including, but not limited to, weather, interest rates, availability and cost of raw materials, national and local economic conditions and competitive forces. Changes in accounting pronouncements could also alter projected results.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007

Sales	$40,154,000	$40,411,000	$157,881,000	$168,429,000

Operating income (loss)	1,474,000	(1,999,000)	938,000	(554,000)

Interest (expense), net	(321,000)	(332,000)	(1,292,000)	(1,254,000)

Other income (expense)	49,000	34,000	63,000	340,000

Income (loss) before income taxes	1,202,000	(2,297,000)	(291,000)	(1,468,000)

Provision (benefit) for income taxes	194,000	(866,000)	(251,000)	(905,000)

Net income (loss)	$1,008,000	$(1,431,000)	$(40,000)	$(563,000)

Basic and diluted earnings per share	$.63	$(.89)	$(.03)	$(.35)

Weighted average shares outstanding	1,598,000	1,603,000	1,599,000	1,603,000